Exhibit 99.2

Malacca Straits Acquisition Company Limited Announces Closing of $125 Million Initial Public Offering

New York, New York, July 17, 2020 (GLOBE NEWSWIRE) – Malacca Straits Acquisition Company Limited (Nasdaq: MLACU) (the “Company”) announced today that it closed its initial public offering of 12,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $125,000,000.

The Company’s units are listed on The Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “MLACU” on July 15, 2020. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the symbols “MLAC” and “MLACW,” respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

BTIG, LLC acted as the sole book running manager for the offering and I-Bankers Securities, Inc. acted as co-manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $125,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of July 17, 2020 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

Ellenoff Grossman & Schole LLP acted as counsel to the Company and White & Case LLP acted as counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from BTIG, LLC at 65 East 55th Street, New York, NY 10022, or by email at equitycapitalmarkets@btig.com.

A registration statement relating to the securities became effective on July 14, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Malacca Straits Acquisition Company Limited

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses which are currently part of Southeast Asian business conglomerates in the media, food processing, renewable energy and healthcare industries.

Contact

Kenneth Ng
Chief Executive Officer and President
+852 21060888